Rule 497(e)
Registration No. 33-6418
1940 Act File No. 811-4946

THOMPSON PLUMB FUNDS, INC.
GROWTH FUND
BOND FUND

Supplement Dated September 14, 2007 to
Prospectus Dated April 1, 2007

Change to Investment Limitations of the Thompson Plumb Bond Fund

The Bond Fund changed its investment guidelines with respect to mortgage-backed securities. Effective immediately, the Bond Fund is permitted to invest in mortgage-backed securities issued by the U.S. Government, its agencies, instrumentalities, and other government-sponsored entities, including those issued by the Federal Home Loan Mortgage Corporation
("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae"), without any limitation as to the amount of investment in such securities. Previously, the Bond Fund stated that it did not intend to purchase mortgage-backed securities if, after such purchase, more than 5% of the Fund's net assets would consist of mortgage-backed securities. The Fund may now invest in mortgage-backed securities issued by the U.S. Government, its agencies, instrumentalities, and other government-sponsored entities without regard to that limitation.

In light of the foregoing change to the Bond Fund, the first paragraph on page 6 of the Bond Fund's Prospectus is amended by adding the following to the end of the paragraph:

Mortgaged-backed securities issued by other U.S. Government-sponsored entities, such as the Government National Mortgage Association ("Ginnie Mae") are guaranteed by the full faith and credit of the U.S. Government. A security backed by the U.S. Treasury or the full faith and credit of the U.S.
Government only means that the timely payment of interest and principal of such security is guaranteed. The U.S. Government does not guarantee market prices or yields for such securities. The Bond Fund may invest in mortgage-backed securities issued by the U.S. Government, its agencies, instrumentalities, and other government-sponsored entities (including those issued by Freddie Mac, Fannie Mae, or Ginnie Mae) without limitation as to as to the amount of investment in such securities.

THOMPSON PLUMB FUNDS, INC.
GROWTH FUND
BOND FUND

Supplement Dated September 14, 2007 to
Statement of Additional Information Dated April 1, 2007

Change to Investment Limitations of the Thompson Plumb Bond Fund

The Bond Fund changed its investment guidelines with respect to mortgage-backed securities. Effective immediately, the Bond Fund is permitted to invest in mortgage-backed securities issued by the U.S. Government, its agencies, instrumentalities, and other government-sponsored entities, including those issued by the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae"), and the Government National Mortgage Association ("Ginnie Mae"), without any limitation as to the amount of investment in such securities. Previously, the Bond Fund stated that it did not intend to purchase mortgage-backed securities if, after such purchase, more than 5% of the Fund's net assets would consist of mortgage-backed securities. The Fund may now invest in mortgage-backed securities issued by the U.S. Government, its agencies, instrumentalities, and other government-sponsored entities without regard to that limitation.

In light of the foregoing change to the Bond Fund, the last sentence of the last paragraph on page 4 of the Bond Fund's Statement of Additional Information is hereby deleted in its entirety.